Exhibit 99.1

COTY APPOINTS SORAYA BENCHIKH CHIEF FINANCIAL OFFICER
NEW YORK, 19 August 2026 - Coty Inc. (NYSE: COTY) (Paris: COTY) (“Coty” or “the Company”) today announced the appointment of Soraya Benchikh as Chief Financial Officer (CFO), effective September 1, 2026. Benchikh succeeds Laurent Mercier.
The appointment follows the new operating structure Coty put in place on July 2, which brought commercial decision-making closer to the markets Coty serves and combined research and development, and supply chain, into a single function.
Markus Strobel, Executive Chairman and Interim Chief Executive Officer, said, “Soraya is a seasoned global executive with a strong track record of financial and operational leadership, and she is the right leader for Coty’s next phase. As we welcome her to Coty, I would like to sincerely thank Laurent for his leadership in strengthening Coty’s financial foundation over the past five years. He shaped a better finance organization, built greater financial discipline, and created a clear financial roadmap.”
Benchikh brings more than two decades of international finance and general management experience across major global consumer goods companies. She most recently served as Chief Financial Officer of British American Tobacco (BAT), where she held a series of senior roles, including President of BAT France, Area Director for East and Southern Africa, and Regional Finance Director for Europe. Benchikh was also part of the leadership team that drove BAT’s transformation, after spending nearly four years at Diageo, most recently serving as President, Europe. She started her career in finance with General Electric and Gillette. Benchikh will join Coty´s Executive Committee and report directly to Markus Strobel.
Soraya Benchikh said, “Coty has one of the strongest portfolios in global beauty, and Laurent leaves the finance function in great shape. I’m joining at a pivotal moment in Coty’s transformation, with a clear strategy and a real opportunity to accelerate it alongside Markus and the team. My focus will be strengthening the balance sheet, sharpening capital allocation, and helping drive the next phase of sustained value creation.”
About Coty Inc.
Coty is a global leader in beauty, spanning fragrance, color cosmetics, and skin and body care. Founded in Paris in 1904, the Company has grown into one of the largest beauty companies in the world, selling prestige and mass-market products in more than 120 countries. Coty gives people the confidence to express their individuality, and the Company continues to advance sustainability across its operations through its Beauty That Lasts program. Learn more at coty.com or on LinkedIn and Instagram.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the expected transition of responsibilities, management succession, the Company's strategy, priorities, plans, financial commitments and future performance. These statements are generally identified by words such as "expect," "intend," "plan," "will," "continue," "potential" and similar expressions. These statements are based on current assumptions and expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Additional information regarding these risks and uncertainties is contained in the Company's filings with the U.S. Securities and Exchange Commission. Coty undertakes no obligation to update any forward-looking statements, except as required by law.

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